Exhibit 99.1
[LETTERHEAD OF BANK OF AMERICA MERRILL LYNCH]
The Board of Directors
Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, NC 28277
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated July 21, 2010, to the Board of Directors of Lance, Inc. (“Lance”) as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated,” “THE MERGER — Background of the Merger,” “THE MERGER — Lance’s Reasons for the Merger” and “THE MERGER — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” in, the joint proxy statement/prospectus relating to the proposed merger involving Lance and Snyder’s of Hanover, Inc. (“Snyder’s”), which joint proxy statement/prospectus forms a part of Lance’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
September 23, 2010